Exhibit 99.1

Lulus Announces CFO Transition

CHICO, Calif., June 4, 2025 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU), the attainable luxury brand for women, today announced that Tiffany R. Smith, Chief Financial Officer, is stepping down from her role effective June 30, 2025, to attend to personal, family-related matters. This transition is not related to any disagreement regarding the Company’s financial reporting, accounting practices, or internal controls. Upon Ms. Smith’s departure, Crystal Landsem, Chief Executive Officer, will assume the responsibilities of Interim Chief Financial Officer, alongside her responsibilities as CEO, while the Board of Directors conducts a search for a permanent successor. Ms. Smith will continue to serve in an advisory position until the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 29, 2025, to ensure an orderly transition.

“On behalf of the entire team, I want to thank Tiffany for her significant contributions and dedication to Lulus over the last four years, and we wish her all the best in her future endeavors,” said Crystal Landsem, CEO. “I look forward to working together closely in the coming weeks to ensure a seamless transition of responsibilities, while continuing to focus on executing against our strategic priorities.”

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for every occasion. Our aim is to make every woman feel confident and celebrated, supporting her for all of life’s occasions, big or small – from work desk to dream date, cozying up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Contact
investors@lulus.com